Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements on Form S-8 Reg. Nos. 333-98211 and 333-174078 pertaining to the Oceaneering International, Inc. Retirement Investment Plan;

(2)	Registration Statement on Form S-8 Reg. No. 333-166612 pertaining to the 2010 Incentive Plan of Oceaneering International, Inc.; and

(3)	Registration Statement on Form S-3 Reg. No. 333-199689 pertaining to Oceaneering International, Inc. senior debt securities of our reports dated February 19, 2016, with respect to the consolidated financial statements of Oceaneering International, Inc. and the effectiveness of internal control over financial reporting of Oceaneering International, Inc. included in this Annual Report (Form 10-K) of Oceaneering International, Inc. for the year ended December 31, 2015.

/S/ ERNST & YOUNG LLP
Houston, Texas
February 19, 2016